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                    [STIBBE SIMONT MONAHAN DUHOT LETTERHEAD]



                                                          ASM International N.V.
                                                          Jan van Eycklaan 10
                                                          3723 BC Bilthoven
                                                          The Netherlands


                                                          6 September 2000




FORM F-3 REGISTRATION STATEMENT


Gentlemen,

         We are providing this opinion in connection with the Registration Statement on Form F-3 filed on 31 August 2000 (the "Registration Statement") by ASM International N.V., a public limited liability company organized under the laws of the Netherlands (the Company"), with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, relating to the issuance and sale of up to 5,463,414 shares of the Company's Common Shares, NLG
0.01 par value per share (the "Shares"), by the Company.

         We have examined (i) the Registration Statement; (ii) the Company's Articles of Association, as amended to date and (iii) originals, or copies certified or otherwise identified to our satisfaction, of such documents, and such corporate and other records and proceedings of the Company, and made such other investigation and inquiries of public officials and officers of the Company, as we deem necessary in order to render this opinion.

         This opinion, which is limited to matters of Netherlands law is given on the basis that it is to be governed by and construed in accordance with Netherlands law.

         Based on the foregoing, we are of the opinion that:

         1. The Company is a public limited liability company validly existing under the laws of the Netherlands.

         2. The Shares covered by the Registration Statement, to be sold by the Company pursuant to the Equity Line Financing Agreement dated July 6, 2000 between the Company and Canadian Imperial Holdings, Inc. (the "Equity Agreement"), when
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STIBBE SIMONT MONAHAN DUHOT



issued and delivered by the Company against payment therefor in accordance with the Equity Agreement, assuming that at such time the corporate proceedings relating to the issuance of the Shares will have been duly completed, will be legally issued, fully paid and non-assessable.

         The opinions expressed above are subject to the following qualifications:

         (a) If the Company, pursuant to the Equity Agreement, in the event a Company put Notice (as defined in the Equity Agreement) is delivered or an Investor Call Notice (as defined in the Equity Agreement) is delivered, will be required to issue Common Stock (as defined in the Equity Agreement) it will have to comply with the Rules and Regulations (fondsenreglement) of the AEX Stock Exchange, which may include an obligation for the Company to publish a prospectus.

         (b) According to the Company's articles of association, the authorized capital of the Company consists of 60.000.000 shares of Common Stock. If the Shares covered by the Registration Agreement to be issued, when aggregated with the shares already issued exceed 60.000.000, an amendment of the articles of association of the Company is required which requires a resolution of the shareholders meeting.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement, provided, however, that by so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours truly,





/s/ J. Willeumier                                 /s/ J.J.J. van Lanschot
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    J. Willeumier                                     J.J.J. van Lanschot